Exhibit 10.1

EXECUTION VERSION

RETIREMENT AND CONSULTING AGREEMENT
THIS RETIREMENT AND CONSULTING AGREEMENT, dated as of January 1, 2020 (this “Agreement”), is made and entered into by and between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island, a wholly-owned subsidiary of the Company (the “Bank”), and Mark D. Curtis (“Executive”).
WHEREAS, Executive is employed by the Company and the Bank as Senior Executive Vice President and Chief Financial Officer and is a party to the Employment Agreement with the Company and the Bank dated as of January 1, 2017 (the “Employment Agreement”); and
WHEREAS, Executive has notified the Company and the Bank of his intent to voluntarily retire from employment with the Company and the Bank, effective as the Retirement Date (as defined below).
NOW, THEREFORE, the parties hereby acknowledge the following in connection with Executive’s Retirement (as defined below):
Section 1. Retirement.  Effective as of January 1, 2020 (the “Retirement Date”), Executive hereby retires as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, Treasurer of the Company and Cashier of the Bank, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank (“Retirement”).  As of the Retirement Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company, the Bank or their affiliates.
Section 2. Employment Agreement.  At the Retirement Date, the Employment Agreement shall terminate and have no further force or effect, provided, however, that: (i) Executive’s Retirement shall be considered a termination Without Cause or With Good Reason for purposes of, and as defined in, Section 4(f) of the Employment Agreement; and (ii) Sections 4(g), 4(h), 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of such Employment Agreement.  Executive hereby acknowledges that upon receipt of the payments set forth in Section 3 of this Agreement, Executive shall not be entitled, and hereby waives any claim, to any payment or other benefit under the Employment Agreement.

Section 3. Payments Upon Retirement.  Executive shall be entitled to the following payments:

(a) Accrued Obligations.  The Bank shall pay or provide Executive any Accrued Obligations as of his Retirement Date.  “Accrued Obligations” means: (i) accrued but unpaid base salary for services rendered to the Retirement Date, any accrued but unpaid expenses required to be reimbursed under the Employment Agreement, and any vacation accrued to the Retirement Date in accordance with the Bank’s personnel policies; and (ii) any benefits to which Executive may be entitled to under the plans, policies and arrangements referred to in Sections 3(b) and (c) of the Employment Agreement, which shall be payable in accordance with the terms of such plans, policies and arrangements.  The payment of any Accrued Obligations pursuant to subparagraph (i) hereof shall be made on the Bank’s first normal payroll date following the Retirement Date.

(b) Additional Consideration.  Upon Executive’s timely execution and delivery of the release agreement set forth in Exhibit A attached hereto (the “Release”), Executive shall be entitled to the following (which hereinafter is referred to as the “Additional Consideration”):

(i)
Cash Payment.  The Bank shall pay the gross amount of $865,262.32 (less legally required tax withholding and referred to as the “Cash Payment”), which represents the sum of: (1) two times Executive’s base salary at the rate in effect immediately prior to the Retirement Date; and (2) an amount equal to the product of: (I) the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s Retirement Date, multiplied by (II) 24.  The Cash Payment shall be paid to Executive in a cash lump sum on the Bank’s first payroll date after the later of: (1) Executive’s Retirement Date; or (2) the 8th day after Executive’s execution of the Release.

(ii)
Automobile.  Upon the later of: (1) Executive’s Retirement Date; or (2) the 8th day after Executive’s execution of the Release, Executive shall become the sole owner of the automobile provided for his use by the Bank as of his Retirement Date (the “Automobile”).  The Bank shall take all necessary actions to transfer the ownership of the Automobile to Executive, free and clear of all liens.  The fair market value of the Automobile, determined as of the Retirement Date, shall be reported as taxable compensation to Executive on a Form W-2, Wage and Tax Statement, and applicable withholding taxes shall be deducted by the Bank or the Company from the Cash Payment.

Section 4. Consulting.
(a) Consulting Period.  Executive shall render the Services (as defined below) for the period beginning the day immediately following the Retirement Date and ending 12 months thereafter, unless earlier terminated in accordance with Section 4(e) (the “Consulting Period”).
(b) Services.  During the Consulting Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, including assisting the Company and the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor (the “Services”).  During the Consulting Period, Executive shall provide the Services at such times and in such locations as mutually agreed between the parties, provided, however, that Executive shall be permitted to perform the Services remotely.  In no event shall Executive be required to render more than 10 hours of service a week during the Consulting Period.
(c) Remuneration.
(i) Consulting Fees.  In consideration for agreeing to provide the Services, Executive shall receive a total gross payment of $135,000, which shall be paid monthly in arrears, with the first monthly payment being $25,000, and thereafter eleven equal monthly payments of $10,000 over the Consulting Period, subject to Executive’s continued compliance with this Agreement (the “Consulting Fees”).

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(ii) Expenses.  The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.
(iii) No Benefits.  Except as specifically provided in this Agreement, Executive shall be entitled to no compensation or benefits from the Company, the Bank or their affiliates with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company, the Bank or their affiliates.
(d) Status as a Non-Employee.  The Company, the Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Company, the Bank or their affiliates.  Executive acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.
(e) Termination of Consulting Period.
(i) Termination.  Either the Company, the Bank or Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination.

(ii) Payments upon Termination.  Upon termination of the Consulting Period for any reason, the Company or the Bank shall pay to Executive any unpaid Consulting Fees for Services rendered through the date of termination (which such fees shall be pro-rated to the extent such termination is effective at a date other than the last day of a month).  In addition, upon termination of the Consulting Period by the Company or the Bank without Cause (as defined below), Executive shall be entitled to a cash lump sum payment equal to the sum of the unpaid Consulting Fees for the period from the date of termination through the remaining Consulting Period.  Any amounts payable upon termination shall be paid within 10 business days following the date of termination.  For purposes of this Agreement, “Cause” shall mean a material breach by Executive of this Agreement or the Employment Agreement, which the breach remains uncured after notice from the Company or the Bank and a reasonable opportunity to cure.  Upon the death of the Executive, this Agreement shall terminate and no further payments shall be made to Executive except for the monthly installment for the month in which Executive’s death occurred.

Section 5. General Provisions.
(a) Non-Assignability.  This Agreement may not be assigned by Executive.

(b) Binding on Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company and/or the Bank in the event of a change in control.

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(c) Entire Agreement.  This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d) Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York without regard to conflict of laws provisions.
(e) Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Company and/or the Bank:
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
Attn: President and Chief Executive Officer

If to Executive:    At the most recent address listed in the Bank’s records.
(f) Severability.  If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
(g) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.
(h) Tax Withholding.  The Company or the Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(i) Mutual Non-Disparagement.  Each party agrees, without limitation as to time, to refrain from making any statement which would tend to disparage or injure the reputation of the other party.
(j) Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Company, the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The cost of the arbitrator shall be paid by the Company or the Bank; all other costs of arbitration shall be borne by the respective parties.
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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE FIRST OF LONG ISLAND CORPORATION

By: /s/ Christopher Becker
Name: Christopher Becker
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF LONG ISLAND

By: /s/ Christopher Becker
Name: Christopher Becker
Title: President and Chief Executive Officer

EXECUTIVE /s/ Mark. D Curtis Mark. D Curtis

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EXHIBIT A

RELEASE

Pursuant to Sections 4(g) and 4(h) of the Employment Agreement between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island (the “Bank”) and Mark D. Curtis (“Executive”), effective January 1, 2017 (herein after, the “Employment Agreement”), Executive is entitled to consideration under the terms of the Employment Agreement (the “Additional Consideration”) in connection with his retirement and termination of employment.   As a condition to receiving the Additional Consideration specified in Section 4(h) of the Employment Agreement, Executive shall have executed and not timely revoked this release (this “Release”) in accordance with the terms and conditions below by no later than the 60th day following Executive’s termination of employment.

Intending to be legally bound, Executive hereby, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company, the Bank, as well as their predecessors, successors and assigns, and all of their respective parent, subsidiary, related and affiliated companies, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Parties”), of and from all claims, charges, demands, actions, causes of action, complaints, suits, controversies, proceedings, promises, agreements, liabilities, debts, obligations, judgments, rights, fees, damages, losses, and expenses, of any and every nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected (collectively, “Claims”), as a result of: (i) actions or omissions occurring through the execution date of this Release; or (ii) any agreement, arrangement or promise between Executive and any Party.  Specifically included in this waiver and release are, among other things, any and all Claims related to the Employment Agreement, Claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, as amended by applicable New York law and all of their respective implementing regulations and/or any other federal, state or local statute, rule, ordinance, or regulation, as well as any Claims for compensation of any type whatsoever, alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of express or implied contract, quasi-contract, promissory estoppel, detrimental reliance, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties.  The foregoing list is intended to be illustrative rather than inclusive. Executive waives the rights and Claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived Claims or rights.

Nothing in this Release, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local agency.  Notwithstanding the foregoing, Executive waives Executive’s right to recover monetary or other damages as a result of any Claim filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.

Further, nothing in this Release is intended to waive Executive’s entitlement to: (i) any earned but unpaid compensation or benefits from the Bank or any affiliate of the Bank; (ii) the Additional Consideration; (iii) vested or accrued benefits under any tax-qualified or nonqualified employee benefit plan sponsored by the Company or the Bank; (iv) equity awards under the Company’s stock plans, but subject to the treatment thereof set forth in the plans and underlying award agreements, it being agreed and acknowledged by the Parties that the termination of Executive’s employment occurred as the result of the retirement of the Executive; (v) Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at Executive’s expense (if Executive is eligible for COBRA coverage); and (vi) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided in the Bank’s or the Company’s charter, bylaws and directors’ and officers’ liability insurance policy.  Moreover, this Release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.
Finally, this Release does not limit Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company or the Bank.  Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or the Bank related to the possible securities law violation.  This Release does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Executive affirms that, absent Executive’s execution of this Release, Executive would not be entitled to the Additional Consideration and is therefore receiving consideration to which Executive would not otherwise be entitled to receive.  Executive also affirms that the only consideration for Executive signing this Release is that set forth in Section 4(g) of the Employment Agreement and under the Retirement and Consulting Agreement, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Release, and that Executive fully understands the meaning and intent of this Release, including but not limited to, its final and binding effect.

Executive also affirms that Executive shall be subject to the covenants set forth in Section 6 of the Employment Agreement.

Executive acknowledges that Executive has carefully read and reviewed this Release and has been advised to seek the advice of an attorney, and Executive has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Release.

Executive understands and is satisfied with the terms and contents of this Release and voluntarily has signed Executive’s name to the same as a free act and deed.  Executive agrees that this Release shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, heirs, and assigns.  Executive acknowledges that Executive has been given a period of at least 45 days from date of receipt within which to consider and sign this Release, which shall not be signed by Executive before Executive’s last day of employment.  To the extent Executive has executed this Release less than 45 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Release prior to the expiration of such 45-day period was entirely voluntary.  Executive further acknowledges that a list of the ages and job titles of the employees within the decisional unit who were and were not selected for termination and the offer of consideration in exchange for signing this Release is attached hereto as Exhibit B.  By signing below Executive acknowledges that Executive received a copy of this list.

Executive acknowledges that Executive will be given seven (7) days from the date Executive signs this Release to change Executive’s mind and revoke this Release.  If Executive does not revoke this Release within seven (7) days of Executive’s signing, this Release will become final and binding on the day following such seven (7) day period.

In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release shall not in any way be affected or impaired thereby.  This Release shall inure to the benefit of and be binding upon the Company, the Bank, their affiliates, any successor organization which shall succeed the Company or the Bank by merger, acquisition or consolidation or operation of law and their assigns. This Release shall be binding upon the Executive and his assigns, heirs and legal representatives.  This Release shall be governed by the law of the State of New York without reference to its choice of law rules.

Any notice to revoke this Release will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to The First of Long Island Corporation at its principal business office, to the attention of the President and Chief Executive Officer.  The principal business office of The First of Long Island Corporation is located at 10 Glen Head Road, Glen Head, New York 11545.

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By executing this Release, Executive acknowledges that Executive has had the opportunity to consult with an attorney of Executive’s choice; that Executive has carefully reviewed and considered this Release; that Executive understands the terms of this Release; and that Executive voluntarily agrees to them.

EXECUTIVE

/s/Mark. D Curtis
Mark D. Curtis
Date: January 3, 2020
(On or after Executive’s last day of employment)

THE FIRST OF LONG ISLAND CORPORATION

/s/ Christopher Becker
By: Christopher Becker
Title: President and Chief Executive Officer
Date: January 3, 2020

THE FIRST NATIONAL BANK OF LONG ISLAND

/s/ Christopher Becker
By: Christopher Becker
Title: President and Chief Executive Officer
Date: January 3, 2020

EXHIBIT B

REQUIRED SEPARATION PROGRAM INFORMATION

1. The decisional unit consists of those employees who were employed by The First National Bank of Long Island, Glen Head, New York as of January 1, 2020 and who were covered by pre-existing employment agreements as of that date.

2. Executive is being offered the opportunity to sign and accept this Release, which contains consideration to which they were not otherwise entitled in exchange for the execution and non-revocation of the Release.

3. Executive must sign the Release within 45 days of receiving the Release in order to accept it, and has seven (7) days after signing the Release to revoke it.

4. The following is a list of the ages and job titles of the employees within the decisional unit who were and were not selected for termination and the offer of consideration in exchange for signing the Release.

Job Title	Age	Selected	Not Selected
President and Chief Executive Officer	54		X
Senior Executive Vice President and Chief Financial Officer	65	X
Executive Vice President and Chief Risk Officer	59		X
Executive Vice President and Commercial Banking Division Executive	42		X
Executive Vice President and Senior Commercial Banking Officer	59	X
Executive Vice President and Chief Credit Officer	60		X
Executive Vice President and Branch Distribution Executive	53		X